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                                                                  EXHIBIT 10.26



                                   JEFF GORDON

                   PERSONAL SERVICES AND ENDORSEMENT AGREEMENT

         THIS AGREEMENT is entered into this 1st day of January, 1998 by and between LBE TECHNOLOGIES, INC., a California corporation with offices at 10401 Bubb Road, Cupertino, California 95014 ("LBE") , JEFF GORDON, INC., an Indiana corporation with offices at 5257 Pit Road South, Harrisburg, North Carolina 28075 ("JGI") and JEFF GORDON, an individual resident of North Carolina ("Gordon").

                              W I T N E S S E T H:

         WHEREAS, Gordon is recognized and widely known throughout the world as a professional race car driver in the NASCAR Winston Cup Series ("Winston Cup"); and

         WHEREAS, Gordon's name, by virtue of his ability and experience, has acquired a meaning in the mind of the purchasing public important to the advertising, promotion, and sale of products and merchandise; and

         WHEREAS, Gordon is currently the driver of the #24 Hendrick Motorsports Limited Partnership ("Hendrick")/DuPont Automotive Finishes ("DuPont") race car ("#24 Race Car"); and

         WHEREAS, LBE is engaged in, among other things, the operation of NASCAR Silicon Motor Speedway themed auto-racing entertainment centers featuring driving simulators; and

         WHEREAS, LBE is desirous of obtaining certain personal appearances from Gordon and acquiring the right to utilize Gordon's name and likeness in connection with the advertisement and promotion of NASCAR Silicon Motor Speedway entertainment centers ("Silicon Motor Speedway") and the use of simulators ("Simulators") produced by LBE in the United States of America and its territories and possessions, Puerto Rico and United States military bases throughout western Europe (the "Territory") , and JGI and Gordon are willing to grant such rights on the terms and conditions contained herein;

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

         1. GRANT OF ENDORSEMENT RIGHTS. Subject to the terms and conditions set forth herein, JGI and Gordon hereby grant to LBE the right during the Term (as defined below) and within the Territory to use Gordon's name, photograph, likeness and/or endorsement (collectively, the "Endorsements") in connection with the advertisement and promotion of Silicon Motor Speedway entertainment centers and the Simulators operated therein in the Territory. Subject to the terms and conditions herein, JGI and Gordon specifically grant LBE the right to use the Endorsements in the following during such period:

            (i) national and regional television commercials, including edits and tags;



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            (ii) radio commercials, including edits and tags to serve as promotional carriers during the Term;

            (iii) print and outdoor advertising materials;

            (iv) point-of-sale and product promotional materials, counter-top, shelf, and freestanding displays, banners, posters and cutouts; and

            (v) press releases and other press materials.

         2. TERM. This Agreement shall be binding as of the date of execution by both parties and shall extend through August 1, 2000, unless terminated earlier pursuant to the terms hereof (the "Term"). Provided that no default by LBE has occurred hereunder and provided that the value of the stock options granted herein exceed $850,000 (such valuation to be following LBE's initial public offering and calculated based on the public market if publicly traded and if not publicly traded in a manner and on a basis mutually acceptable to JGI and LBE), this Agreement will be renewed for a three-year period from August 1, 2000 through August 1, 2003, with personal appearance terms and conditions to be mutually agreed (including dates and fees) by LBE and JGI.

         3. COMPENSATION. In consideration for the rights granted hereunder, LBE agrees to pay to JGI, on behalf of Gordon, during the Term of this Agreement a promotional fee as provided for below (the "Promotional Fee").

         - A signing fee of $15, 000 is due and payable and earned on the date hereof. In addition, LBE hereby agrees to pay to JGI the following appearance fees:


         Year                 Fee
         ----                 ---
         1998                 $25,000 (1 appearance)

         1999                 $10,000 (1 appearance)

         2000                 $15,000 (1 appearance)

         The appearance fees are due and earned on the earliest of the date of the appearance or December 31 of the relevant calendar year (August 1 in the case of the year 2000) ; provided, however, no appearance fee shall be due in any calendar year where Jeff Gordon has wrongfully refused to provide the required appearance or is unable to make any appearance for LBE; provided further, that LBE has complied with the terms of Section 4 hereof and has given JBI sufficient advance notice and alternate dates for an appearance that do not conflict with Jeff Gordon's driving schedule and other commitments.

         - LBE hereby agrees to grant to JGI, or if designated Jeff Gordon, individually, options to purchase 85,000 shares of LBE common stock for an exercise price of $.075 per share. Options for (i) 35,000 shares will vest upon execution of this agreement, (ii) 16,667 shares will



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vest on the first anniversary hereof and (iii) the remaining shares shall vest at a rate of 1,388.875 shares per month thereafter on the first day of each such month. The options must be exercised, at the option of Gordon if Gordon chooses to exercise the options, by the earlier of (a) seven (7) years after the date of grant or (b) the date of completion of LBE's qualified initial public offering. If this Agreement is terminated due to a breach by JGI or Gordon, no further vesting shall occur after the date of termination.

         4. PERSONAL APPEARANCES.

            (a) If requested to do so by LBE, Gordon agrees to make himself available for one (1) day during each calendar year of the Term for photo shoots and production of television and radio commercials, point of sale and print materials and other promotional materials for use in LBE's advertising. Such session shall be at Hendrick Motorsports race shop or at a mutually agreed to location. The date and location of such session shall be coordinated with JGI and shall be subject to Gordon's driving schedule and other personal appearances and professional commitments. Such session shall be for or no more than one (1) hour. In connection with the foregoing, Gordon agrees to participate as a principal non-union performer in the production of television commercials (the "Commercials") for regional and/or national imagebased advertising for Simulators to be broadcast in the Territory. The Commercials may be broadcast over network and cable television. LBE shall be responsible for any amounts due the Screen Actors Guild or related pension, welfare or similar plans. In connection with the Commercials:

                (i) The filming and recording date and time of the production of the Commercials will be subject to Gordon's prior commitments and will be mutually agreed upon by JGI and LBE;

                (ii) The result of Gordon's services hereunder shall be deemed "a work for hire" under the provisions of the U.S. Copyright Act, and the resulting Commercials shall be owned by LBE for all purposes. LBE shall have full usage rights for the Commercials produced hereunder until August 1, 2000 for so long as this Agreement is in full force and effect;

                (iii) All rights, if any, to the #24 Race car, as well as Gordon's uniform, helmet, etc. will be coordinated through JGI or, its affiliate JG Motorsports, Inc.; however, rights to any racing footage or with respect to tracks or other drivers are to be granted to LBE by the appropriate owners; and

                (iv) All production costs shall be the responsibility of LBE.

            (b) If requested to do so by LBE, Gordon shall make one (1) appearance in each year of the Term on behalf of LBE (total of three (3) during the term). The time, date and location of such personal appearance shall be mutually agreed upon by LBE and JGI and shall be subject to Gordon's driving schedule and other personal appearances and professional commitments. LBE shall use reasonable efforts to give JGI at least sixty (60) days' prior notice for such requested appearance; however, LBE acknowledges that any such request is subject to Gordon's availability on the requested date. Such appearance shall be attendance at a Silicon Motor Speedway entertainment center. The appearance shall be for no more than two (2) hours, not including travel time. If reasonably deemed necessary by JGI, LBE will provide appropriate



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security and crowd control to ensure Gordon's safety and orderly conduct of such personal appearance.

            (c) With respect to each photo session or appearance set forth above, LBE agrees to pay first-class or private corporate jet travel expenses at JGI's customary reasonable rates from time to time agreed upon between JGI and LBE, at the option of Gordon, for Gordon, and one other, and reasonable out-of-pocket expenses (including, without limitation, ground transportation, hotel accommodations and meals and beverages) incurred by Gordon in connection with such session or appearance. Additionally, LBE shall provide an employee to coordinate all logistics in connection with such sessions or appearances.

            (d) At LBE's request, Gordon agrees to wear, whenever rendering services for LBE, either his racing uniform or other clothing provided by LBE bearing LBE's trademarks after consulting with Gordon and with appropriate consideration for Gordon's personal taste. LBE will supply Gordon, Robert B. Brannan, III and the appropriate officers and advisors of JGI with a reasonable quantity of such clothing and other promotional items, which may include banners and race caps bearing LBE's trademarks. If appropriate, LBE will consider the purchase of apparel and products through Sports Image, Inc. or M.T. Sales and Marketing, Inc. and utilize the "Chase Authentics(TM)" or "Competitors
View(TM)" labels.

         5. NOTICE AND PAYMENTS. Any notice required to be given pursuant to this Agreement shall be in writing and mailed to Gordon at the address set forth below by certified or registered mail, return receipt requested or delivered by a national overnight express service:

               If to JGI or Gordon:

                             Jeff Gordon, Inc.
                             5257 Pit Road-South
                             Harrisburg, NC 28075
                             Attn:  Robert B. Brannan, III
                             Fax:  (704) 455-7429

               If to LBE:

                             LBE Technologies, Inc.
                             10401 Bubb Road
                             Cupertino, CA 95014
                             Attn:  Christopher Morse
                             Fax:  (408) 777-8082

         6. ENDORSED PRODUCTS FOR GORDON'S USE. During the Term of this Agreement, LBE shall supply Gordon, and his agents, at no charge, a reasonable number of passes for use at Silicon Motor Speedway entertainment centers.

         7. PROMOTIONAL MATERIALS. All advertising and promotional material prepared by LBE in connection with the Simulators depicting Gordon or the #24 Race Car shall be subject to the prior written approval of JGI and Gordon which approval or disapproval shall be given



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within ten (10) business days following receipt of the advertising or promotional material, such approval not to be unreasonably withheld. If the materials are not approved by JGI and Gordon within such ten (10) day period, the materials will be deemed disapproved. Such approvals shall be based on the submission of initial renderings, layouts, comps, pencils and other works in progress. If the text of the advertising and/or promotional material has been previously approved in writing by JGI and Gordon, LBE may reuse such material without again obtaining the written approval of JGI and Gordon unless such approval has been previously withdrawn in writing by JGI or Gordon or unless this Agreement has been terminated.

         8. RESERVATION OF RIGHTS; NO LICENSE.

            (a) "Jeff Gordon(R)" is a federally registered trademark. JGI and Gordon shall retain all rights in and to Gordon's name, likeness, signature and endorsement and, whether during the Term or any extension thereof, Gordon shall not be prevented from using or permitting or licensing others to use his name or endorsement in connection with the advertisement, promotion, and sale of any product or service.

            (b) It is understood and agreed that Gordon, and JGI as applicable, shall retain all right, title and interest in this likeness, name and/or trademarks, where applicable.

            (c) This agreement does not grant any license in favor of LBE to produce any products or souvenirs bearing the name, likeness, signature or other mark of JGI or Gordon or the #24 Race Car for sale.

            (d) The use of the Endorsements in conjunction with any other celebrity or any other marks must be preapproved by Gordon; provided, however, that LEE may utilize the Endorsements in connection with other NASCAR Winston Cup drivers involved with the Simulators, subject to approval of the materials in accordance with the terms hereof.

         9. REPRESENTATIONS, WARRANTIES AND INDEMNITY.

            (a) Gordon, JGI and JG Motorsports, Inc. represent to LBE that they have the full title, right, power, and authority to grant the rights and Endorsements herein and to perform hereunder. Gordon, JGI and JG Motorsports, Inc. agree to defend, indemnify and hold LBE harmless against all costs, expenses, and losses (including reasonable attorneys' fees and costs) incurred through claims of third parties against LBE arising out of their breach of this representation.

            (b) LBE agrees to defend, indemnify and hold JGI, JG Motorsports, Inc. and Gordon harmless against all costs, expenses and losses (including reasonable attorneys' fees and costs) incurred through claims of third parties against JGI, JG Motorsports, Inc. and/or Gordon based on the manufacture or operation of the Silicon Motor Speedway entertainment centers or of the Simulators, including, but not limited to, actions founded on product liability, or on any violation of the terms hereof by LBE.



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         10. TERMINATION.

            (a) JGI and Gordon shall have the right to terminate this Agreement upon fifteen (15) days' prior written notice to LBE in the event of any of the following contingencies:

                (i) If LBE is adjudicated insolvent, declares bankruptcy, or fails to continue its business of operating the Simulators; or

                (ii) In the event LBE fails to make payments to JGI of any sums due pursuant to this Agreement within fifteen (15) days after such payment is due or upon other breach hereunder by LBE unless the breach is cured during the notice period; or

                (iii) In the event that Hendrick obtains a competitive sponsor for the #24 Race Car or, as to the #24 Race Car, in the event of any sponsor changes or if Gordon ceases to be a driver for the #24 team;

            (b) JGI and Gordon shall have the right to terminate this Agreement upon default by LBE under the Limited License Agreement of even date.

            (c) Either party may terminate this Agreement on thirty (30) days' written notice to the other party in the event of a material breach of any material provision of this Agreement by the other party, provided that, during the thirty (30) day period, the breaching party fails to cure such breach.

            (d) LBE shall have the right to terminate this Agreement (i) upon fifteen (15) days, prior written notice to JGI and Gordon in the event of any breach hereof by JGI or Gordon and failure to cure during such notice period,
(ii) if Gordon is convicted of a felony or a crime of moral turpitude or (iii) at any time after sixty (60) days' written notice to JGI and Gordon if Gordon has permanently ceased being a NASCAR Winston Cup series driver.

         11. POST TERMINATION RIGHTS.

             (a) Upon the expiration or termination of this Agreement, all rights granted to LBE under this Agreement shall forthwith terminate and immediately revert to JGI and Gordon, and LBE shall discontinue all use of and reference to the Endorsement.

             (b) In the event of termination of this Agreement other than due to a breach of any representation or warranty by Gordon, all moneys paid to JGI and Gordon shall be deemed non-refundable.

         12. RELATIONSHIP OF THE PARTIES. Gordon's performance of services for LBE hereunder is in his capacity as an independent contractor. Accordingly, nothing contained in this Agreement shall be construed as establishing an employer/employee, a partnership, or a joint venture relationship between JGI and Gordon and LBE.

         13. JURISDICTION & DISPUTES. This Agreement shall be governed by the laws of North Carolina and all disputes hereunder shall he resolved in the applicable state or federal



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courts of North Carolina. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

         14. AGREEMENT BINDING ON SUCCESSORS; COSTS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, successors and assigns. Each party hereto shall bear its own costs in connection with the preparation, negotiation and execution of this Agreement.

         15. ASSIGNABILITY. The license granted hereunder is personal to Gordon and may not be assigned by any act of Gordon, with the exception that Gordon shall have the right to assign his financial benefits hereunder. LBE may not assign its rights or obligation hereunder without the prior written consent of JGI and Gordon.

         16. WAIVER. No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

         17. SEVERABILITY. If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

         18. INTEGRATION. This Agreement constitutes the entire understanding of the parties and revokes and supersedes all prior agreements between the parties and is intended as a final expression of this Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may be in conflict therewith.

         19. CONFIDENTIALITY. The terms and conditions of this Agreement, as well as LBE's advertising and marketing plans and programs, are confidential and will not be disclosed by either party, other than to their agencies and representatives, without the other party's prior consent.




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         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.



                                            LBE TECHNOLOGIES, INC.



                                            By: /s/ Chris Morse
                                                -----------------------------
                                                Title:

                                            JEFF GORDON, INC.


                                            By: /s/ Robert B. Brannan, III
                                                -----------------------------
                                                Robert B. Brannan, III
                                                Vice President

                                            /s/ Jeff Gordon
                                            ---------------------------------
                                            JEFF GORDON





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